CONFIDENTIAL TREATMENT REQUESTED UNDER
C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.
Exhibit 10.67
IT MASTER SERVICES AGREEMENT
     This INFORMATION TECHNOLOGY (IT) MASTER SERVICES AGREEMENT is made as of                     , 2008, (the “Effective Date”) between SPRINT SOLUTIONS, INC., a Delaware corporation acting as contracting agent on behalf of Sprint Communications Company L.P. and other applicable Sprint affiliated entities providing the Products and Services (“Sprint”) and NEWCO LLC, a Delaware limited liability corporation (“NewCo”).
BACKGROUND
     Sprint and other entities have entered into a Transaction Agreement and Plan of Merger having an Execution Date of                     , 2008 (the “TAPM”).
     Pursuant to the TAPM, NewCo will be formed and Sprint desires to enter into this Agreement with NewCo to provide, or cause to be provided, to NewCo for the consideration specified in this Agreement, certain services on the terms and conditions described in this Agreement.
     In consideration of the mutual terms and conditions of this Agreement, the parties agree as follows:
     1. General
          (a) Definitions. Terms used in this Agreement with initial capital letters have the meanings set forth or cross-referenced below.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with that Person.
“Agreement” is defined in Section 1(b) below.
“Competitor of Sprint” means any of the following (including any Controlled Affiliate of the following and any successor (whether by merger, operation of law or otherwise) to any of the following or any of their Controlled Affiliates): AT&T Inc., Verizon Communications Inc., and Verizon Wireless.
“Control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a legal entity, whether through the ownership of voting securities, by contract or otherwise.
“Controlled Affiliate” of any Person means:
          (i) each direct or indirect Subsidiary of that Person and of that Person’s parent company,
          (ii) any Affiliate of the Person that the Person (or its parent) can directly or indirectly unilaterally cause to take or refrain from taking any of the actions required, prohibited or otherwise restricted by this Agreement; and
          (iii) such Person’s parent.
“Execution Date” is as defined in the TAPM.
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“Fair Market Value” (or “FMV”) [*****].
“Fully Allocated Cost” (or “FAC”) [*****].
“Group” means either the Sprint Group or the NewCo Group, as the context requires.
“Midpoint or MP” is an amount equal to the (FMV +FAC)/2 or as otherwise agreed to in writing between the parties
“NewCo Group” means at any given time, NewCo Corporation and all Persons in which NewCo Corporation is the owner, directly or indirectly, of at least 50% of the Person’s Voting Stock.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or governmental authority.
“Platform” means a hardware architecture or software framework (including application frameworks), that allows software to run.
“Sprint Group” means, at any given time, Sprint and all Persons in which Sprint is the owner, directly or indirectly, of at least 50% of the Person’s Voting Stock; except that it does not mean NewCo or any member of the NewCo Group.
“Sprint Cost(s)” means any out of pocket costs (with no mark-up) payable or incurred by Sprint that would otherwise not have occurred were it not for the services requested by and provided to NewCo.
“Third Party” means any Person other than a member of a Group.
          (b) Services. Sprint will provide, or cause to be provided, certain services (“Services”), which may include but not be limited to the list of Services Applications as referenced in Schedule A attached to NewCo on a non-exclusive basis, and subject to validation, by the Parties, of the Applications to be made available to Newco, under the terms and conditions of this Agreement and any Statement of Work (as defined below) (this Agreement and all attached Statements of Work are collectively referred to as the “Agreement”). “Statement of Work” or “SOW” means an agreed document between the parties defining the scope of Services to be provided by Sprint. Each Statement of Work specifically incorporates the terms of this Agreement. The terms and conditions of this Agreement control if there is any conflict or inconsistency between the terms and conditions of a Statement of Work and the terms and conditions of this Agreement (excluding for this purpose the Statement of Work). Both Parties acknowledge that the OSS platform as listed on Schedule A will likely not be migrated to NewCo. The basic form of SOW to be utilized under this Agreement is set forth in Schedule B, and shall be modified to take into account the various forms of Services to be provided by Sprint, including but not limited to:
               1. NewCo-owned Hardware and Software platforms (transferred from Sprint) with data center services (facilities and labor) provided by the Sprint data centers;
               2. Shared Platforms using co-mingled platforms of NewCo and Sprint; or
               3. Sprint-owned Hardware and Software platforms.
          (c) Performance. Sprint will perform all Services in accordance with the terms and conditions of this Agreement, including, without limitation, the requirements, order of performance and delivery dates specified in each Statement of Work. Sprint must devote the time, effort and resources to the performance of the Services as are necessary to accomplish the tasks as specified in the Statement of Work in a timely and professional manner. Sprint may call on the expertise or assistance of its subsidiaries, affiliates, subcontractors or consultants listed in any Statement of Work in the performance of the Services, and will substitute or add any subsidiaries, affiliates, subcontractors or consultants only
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with prior written consent of NewCo; and further provided that Sprint will at all times remain responsible for the fulfillment of its obligations under this Agreement, notwithstanding the performance of the obligations by another person. Sprint will discontinue the use of subcontractors or consultants providing a Service promptly at the written request of NewCo. NewCo will be responsible for any early termination or similar fees that Sprint owes to the subcontractor or consultant in respect of Services provided by the subsidiary, affiliate, subcontractor or consultant to NewCo that are terminated at the request of NewCo.
          (d) Additional Services. From time to time after the date hereof, and until the expiration of the Term, or a termination in accordance with Section 16 below is effective, NewCo may identify additional services which NewCo desires for Sprint to provide to NewCo (“Additional Services”). In such event, NewCo may request in writing that Sprint provide the Additional Services. The request must set out in reasonable detail the Additional Services being requested. Within a reasonable time period, but not to exceed thirty days, after receiving the request, Sprint will either prepare and distribute to NewCo a draft Statement of Work in respect of the Additional Services or deliver a notice to NewCo indicating Sprint’s reasons for declining to provide the Additional Services. In the event that Sprint does not respond to such request within thirty days, then such request is deemed to be declined. In all cases, Sprint will cooperate with NewCo and, taking into account any restrictions in any underlying vendor agreements or licenses used by Sprint to support the provision of Services, will act in good faith in determining whether, and on what terms, Sprint will provide the Additional Services. The foregoing notwithstanding, NewCo is not obligated to first make request to Sprint before NewCo may secure services from Third Parties, and Sprint will have no obligation to agree to execute a Statement of Work to provide Additional Services. On execution of a Statement of Work for Additional Services, the Additional Services will be added to and considered as part of the Services.
          (e) Modification of Services. Sprint may request the consent of NewCo to the modification of any Service by sending to NewCo a proposed change request for the revised Service. NewCo must provide any objections to the requested modification within 20 days of receipt of the proposed change order. The parties must cooperate and act in good faith in negotiating the change request. Except as otherwise provided for in this Agreement or in any Statement of Work, NewCo is not obligated to agree to accept the change request.
          (f) Third Party Software Licenses. NewCo acknowledges that the parties have attempted to identify in the applicable Statement of Work any software licensed to Sprint by Third Parties that is required to provide the Services and any amounts payable in order to permit Sprint to use such software to provide the Services to NewCo. The foregoing notwithstanding, if any Third Party software that is required to provide the Services is not identified in the applicable Statement of Work, or the amount of any consideration payable in order to permit Sprint to use the software to provide the Services is not accurately reflected in the applicable Statement of Work, then Sprint will provide NewCo with at least 30 days prior written notice of any additional consideration payable to the licensor of the software. NewCo will then have the option to (i) procure its own license to the software (and obtain consents for Sprint to access the software to perform the Services) at NewCo’s own expense or (ii) authorize Sprint to incur the required additional consideration on its behalf and at NewCo’s expense. If NewCo does not agree to either (i) or (ii) above, Sprint will not be required to provide the Services for which the Third Party licenses are required.
          (g) Exclusions. Exhibit T to the TAPM, “Intellectual Property Rights Agreement,” will control the following transactions, which are not within the scope of this Agreement: (i) assignment of Proprietary Sprint Group Software and Proprietary Information and Materials to NewCo Group; (ii) Sprint Group Software Licenses granted to NewCo Group, and Licenses granted to NewCo Group for Proprietary Information and Materials; and (iii) Software Licenses granted to Sprint Group, and Licenses
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granted to Sprint Group for Proprietary Information and Materials (terms with initial capital letters have the meanings set forth in Exhibit T).
     2.  Financial Terms
          (a) Fees and Invoices
               (i) Fees. “Fees” shall mean the fees payable by NewCo to Sprint hereunder in consideration of Sprint’s provision of the Services, as specified in, and calculated pursuant to, any SOW. Certain Fees will vary depending upon whether a given Platform is migrated from Sprint to NewCo, as further described in (ii) and (iii) below. All other Fees will be negotiated in good faith by the parties for the Services and deliverables described in each SOW. The Fees specified in any SOW will be reviewed and reassessed on an annual basis beginning on the third anniversary of the TAPM closing date, or earlier if the agreed to migration period for a migrated Platform, as outlined in Schedule A, expires. Any disputes regarding such review of the Fees will be resolved in accordance with Section 5, Dispute Resolution. To the extent the Services and deliverables fall into one of the categories below, the Fees are to be structured as follows:
                    (A) NewCo-owned Hardware and Software platforms with data center services (facilities and labor) provided by the Sprint data centers — Fees are to compensate Sprint for the shared infrastructure Services.
                    (B) Shared Platforms using co-mingled platforms of NewCo and Sprint — Fees are to compensate Sprint for the shared infrastructure Services.
                    (C) Sprint-owned Hardware and Software platforms — Fees are to compensate Sprint for the Sprint provided infrastructure Services.
                    (D) Miscellaneous Services — Fees are to compensate Sprint for the Sprint provided infrastructure services or shared infrastructure Services, as applicable.
               (ii) Fees — Migrated Platforms. The parties will act in good faith to establish and prioritize a timeline for the migration of those Platforms, as referenced Schedule A, and NewCo will make commercially reasonable efforts to migrate these Platforms within the Initial Term of this Agreement, and the Parties will use the following methodology to determine Fees:
                    (1) Fees will generally be equal to Sprint Cost to provide the Service to NewCo during the migration period for each Platform.
                    (2) Where Sprint provides internal resources solely to support a NewCo migration requirement (i.e., there is no Sprint requirement for the Service) Fees will be charged to NewCo on a time and materials basis with no mark-up.
                    (3) Where Sprint must obtain vendor services and deliverables to provide the Services, the Fees will be the total amounts charged to Sprint, and will be passed through to NewCo with no mark-up.
                    (4) After the end of the agreed migration period for each migrated Platform, Sprint may, in Sprint’s sole discretion, increase the Fees above Fair Market Value as an incentive for NewCo to migrate off a given Platform or Platforms.
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               (iii) Fees — Platforms not Migrated. For Platforms that will not be migrated, Fees will be equal to the Midpoint value of the Services and deliverables provided to NewCo by Sprint.
               (iv) Invoices. The charges for the Services are set out in the applicable Statement of Work. Sprint must submit in writing to NewCo, no more than once per month, a single invoice covering all amounts payable for the Services rendered during the billing period covered by the invoice. The invoices will contain a detailed description of the Services rendered during the previous month, the charges payable by NewCo in respect of these Services and the method used to calculate the invoiced amounts. NewCo will pay all undisputed invoiced charges in full promptly on receipt of each invoice, but in no event later than 45 days after receipt of the invoice. NewCo will give Sprint written notice of any disputed charges within 90 days of the due date for payment of the disputed charges, along with a detailed description of the nature of the dispute. Sprint will notify NewCo of its determination regarding disputed charges within 30 days after receipt of the applicable dispute notice and description from NewCo, and will demand payment or credit NewCo’s account, as appropriate, within the 30-day period. Any dispute under this Section 2(a) will be resolved in accordance with the dispute resolution provisions of Section 5. NewCo will pay Sprint the lesser of a 1.5% monthly fee, or up to the maximum interest charge allowed by law, on all undisputed past due invoices, which 1.5% monthly fee will be applied to the time period during which past due amounts are undisputed. In addition, Sprint may take other action to compel payment of undisputed past due amounts, including suspension or termination of Services, but only after giving written notice in accordance with Section 17, Notice, to NewCo of the undisputed past due amounts, and failure of NewCo to pay the undisputed past due amounts within the 20 day period following the date that such notice was deemed provided under Section 17. Sprint acknowledges that any suspension or termination of Services would cause significant business interruption to NewCo and thus Sprint agrees to make commercially reasonable efforts to resolve any such non-payment of undisputed past due amounts prior to any suspension or termination of Services. Sprint’s acceptance of late or partial payments is not a waiver of its right to collect the full amount due. NewCo’s payment obligations include late charges and third party collection costs incurred by Sprint, including, but not limited to, reasonable attorneys’ fees, if NewCo fails to cure its breach of any payment terms.
          (b) Non-Income Taxes. In addition to the charges for Services, NewCo must pay Sprint an amount equal to all Non-Income Taxes incurred in connection with the provision of Services. Notwithstanding the foregoing, each party is also responsible for (i) Taxes chargeable or assessed with respect to its own employees or agents and (ii) all real and personal property Taxes imposed on software and equipment it owns, except in the case of both (i) and (ii) to the extent such employees or such property is devoted to providing Services to NewCo. NewCo will advise Sprint if it determines that any Services are exempt from taxation and the parties will use reasonable efforts to mitigate any applicable Taxes. For purposes of this Agreement, “Non-Income Taxes” shall mean all Taxes except income and franchise Taxes and “Tax” shall mean all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.
          (c) Expense Reimbursement. Except to the extent provided otherwise in the Statement of Work, NewCo will reimburse Sprint for all reasonable, undisputed expenses for travel, meals and lodging incurred by Sprint in the performance of its obligations under this Agreement. The charges for which reimbursement is sought must be estimated in advance by Sprint and such estimate must be agreed to by NewCo in writing. Expenses must be in compliance with Sprint’s employee expense policies, found at: http://webcon.corp.sprint.com/webcon/llisapi.dll?func=doc.Fetch&nodeid=2914488.
Expenses will be charged at cost with no mark-up. Sprint will maintain documentation of expenses incurred and will retain copies of invoices or receipts for expenses in accordance with its established expense policy. Sprint will make copies of all documentation and receipts that it retains available to
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NewCo upon request. Sprint will bill NewCo monthly for expenses as they accrue. The parties may specify any additional limitations or other requirements related to the reimbursement of expenses in the applicable Statement of Work. It is acknowledged and agreed that if Sprint is reasonably required to incur expenses beyond the limitations set forth in a Statement of Work to provide the Services, then Sprint will be excused from performing the Services until the expense limitation is removed or changed as mutually agreed, provided that Sprint will give NewCo reasonable notice of the need to exceed any such limitation prior to suspension of any of the Services.
          (d) Records.
               (i) Sprint Records. Sprint must maintain complete and accurate records to substantiate Sprint’s charges billed under this Agreement. Unless otherwise specified in a Statement of Work, Sprint will retain such records for a period at least as long as the period for which Sprint maintains comparable records for its own account, which period must be at least as long as may be required by law.
               (ii) NewCo Records. NewCo must maintain complete and accurate records to substantiate NewCo’s compliance with software licensing terms of this Agreement and any Statement of Work. Unless otherwise specified in a Statement of Work, NewCo will retain such records for a period at least as long as the period for which NewCo maintains comparable records for its own account, which period must be at least as long as may be required by law.
          (e) Audits.
               (i) NewCo Audit — Charges. NewCo and its authorized agents, at NewCo’s expense, and subject to obligations of confidentiality as set forth in this Agreement, certain Third Party provider restrictions, or as otherwise provided by law, will be allowed access to Sprint’s records to conduct an audit of the charges to NewCo, on prior written request during normal business hours during the term of this Agreement and during the respective periods in that Sprint is required to maintain the records under Section 2(d) above. Access to the records will be made at the location where the records are normally maintained. If an audit discloses any error in favor of Sprint, Sprint will, within 10 Business Days of the over-billing notice, reimburse NewCo for the over-billing plus interest at a rate of 1% per month for the period of time between the date the overpayment was made and the date Sprint reimburses NewCo.
               (ii) Sprint Audit — Software. In addition to the rights and obligations of the parties under Section 1(f) (Third Party Software Licenses), Sprint may, at Sprint’s expense and upon reasonable prior written request, no more than once per year, for the purpose of verifying NewCo’s compliance with the requirements of this Agreement, (or more frequently or as otherwise required by agreement between Sprint and a Third Party, or as required by Sprint’s internal audit policy), (A) inspect NewCo’s books and/or records pertaining to the use of the software and the payment of license fees payable hereunder; (B) inspect and review the computer(s) which NewCo has installed and/or uses the software; and (C) inspect and review NewCo’s networks and/or computer system on which the software could be installed or stored. Notwithstanding the foregoing, NewCo acknowledges and agrees that Sprint may require validation of asset counts (e.g., software licenses and servers) for operational purposes (e.g., end of life and currency upgrade projects) and/or for financial purposes (e.g., budget planning and quarterly true-ups with third party vendors) that will require either NewCo’s self-certification of asset counts and/or an audit by Sprint. In these instances, Sprint agrees to provide NewCo with at least thirty days advance notice of its request; however, NewCo agrees to use commercially reasonable efforts to comply when Sprint reasonably requests an accelerated response. Such request will outline the reasons necessitating the self-certification and/or audit. NewCo agrees to comply with such request, and the parties will mutually schedule any required audit. If an audit reveals the NewCo has underpaid fees to
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Sprint, NewCo will be invoiced for such underpaid fees based upon Sprint’s vendor price list in effect at the time the audit is completed.
     3. Term
          (a) Term. This Agreement will become effective as of the date signed below by all parties (the “Effective Date”), and will continue for 5 years (the “Initial Term”). NewCo has the right, subject to Section 16(c) below, to renew this Agreement for one additional 5 year term (the “Renewal Term”) upon written notice to Sprint of its intent to renew at least 60 days before the expiration of the then-current term. No Additional Services SOWs will be accepted by Sprint after the expiration of the Term, or a termination in accordance with Section 16 below is effective. The Initial Term, the Renewal Term and all early termination rights set forth in this Agreement are referred to as the “Term.” This subsection is subject to the early termination rights stated elsewhere in this Agreement or other term periods identified in any attachment or related Statement of Work.
          (b) SOWs Continue in Effect. Notwithstanding the expiration of the Term or an early termination of this Agreement, for any outstanding SOW, the terms of this Agreement will continue in effect until the SOW is fulfilled or terminated.
     4. Confidential Information. Except with the prior consent of the disclosing party, each party must: (i) limit access to the Confidential Information to its employees, agents, representatives, subcontractors and consultants who have a need-to-know; (ii) advise its employees, agents, representatives, subcontractors and consultants having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and (iii) safeguard the Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to Third Parties, but at least that degree of care used by that party in safeguarding its own similar information or material, but in any event, all such safeguarding actions to be, at a minimum, in compliance with all applicable laws. These confidentiality obligations do not apply to the extent that (a) the information is in the public domain through no fault of the non-disclosing party, (b) the information has been disclosed by the disclosing party to Third Parties without similar confidentiality obligations attached to the disclosure or (c) the disclosure of the information is required by judicial or administrative process or by law and the party has used commercially reasonable efforts to allow the disclosing party to intervene before the disclosure. “Confidential Information” means any information marked, noticed, or treated as confidential by a party that the party holds in confidence, including all trade secret, technical, business, network or systems information, or other information, including CPNI and other customer and client information, however communicated or disclosed, relating to past, present and future research, development and business activities.
     5. Dispute Resolution
          (a) General. Except as provided in Section 5(d) below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, must first be attempted to be settled by good faith efforts of the parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out in Section 5(c) below.
               (i) If there is a dispute between the Parties regarding the calculation of FMV, the Parties will make good faith efforts to resolve the dispute based on a review of actual price estimates from two or more established information technology services vendors. If the Parties are unable to resolve such dispute in accordance with Section 5(b) below, then either party may invoke the appraisal process in Subsection 5(a)(iv) below.
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               (ii) If there is a dispute between the Parties regarding the calculation of FAC, the Parties will make good faith efforts to resolve the dispute based on a review of the elements of the cost calculation as described in the definition of FAC above. If the Parties are unable to resolve such dispute, then the dispute will be addressed in accordance with this Section 5 (excluding Section 5(a)(iv).
               (iii) Any other disputes between the Parties regarding Fees will be addressed in accordance with this Section 5 (excluding Section 5(a)(iv).
               (iv) Fair Market Value Appraisal Process. Either party may invoke the appraisal process described in this provision. The party seeking an FMV appraisal will engage an independent valuation expert from the American Society of Appraisers, the National Association for Certified Valuation Analysts, or a Certified Public Account with a Business Valuation Analyst accreditation or any other independent third party appraiser as may be mutually agreed upon by the parties. If the other party believes such appraisal to be unreasonable, it has the right to engage a separate appraiser from the same set of organizations. If these independent valuations differ by more than 15%, a third appraisal will be jointly commissioned and the average of the three independent appraisals will be considered binding. If the initial two appraisals do not differ by more than 15%, the average of the two will be presumed to represent fair market value for purposes of this Agreement.
          (b) Initial Resolution. Subject to Section 5(e), a party that wishes to initiate the dispute resolution process must send written notice to the other party with a summary of the controversy and a request to initiate these dispute resolution procedures. On receipt of the notice, the parties will first seek agreement through discussions among the directors specified in the applicable Statement of Work for a minimum of 10 days. If no agreement is reached by the directors during that period, the parties will continue to seek agreement through discussions among the vice presidents of the relevant operating divisions of each company (or such other persons as specified in the applicable Statement of Work) for a minimum of 15 days. If no agreement is reached by the vice presidents during that period, the parties will continue to seek agreement through discussions among individuals of each company at the Chief Operating Officer level or higher for a minimum of 15 days. The individuals specified above may utilize other alternative dispute resolution procedures to assist in the negotiations to the extent mutually agreed to between such persons.
          (c) Arbitration. (i) If a dispute has not been resolved by the parties following exhaustion of the procedures set forth in Section 5(b), either party may demand arbitration by sending written notice to the other party. The arbitration will be conducted in accordance with the arbitration rules promulgated under the CPR Institute for Dispute Resolution’s (“CPR”) Rules for Non-Administered Arbitration of Business Disputes then prevailing. To the extent that the provisions of this Agreement and the prevailing rules of CPR conflict, the provisions of this Agreement will govern. The arbitrator(s) will be required to furnish, promptly upon conclusion of the arbitration, a written decision, setting out the reasons for the decision. The arbitration decision will be final and binding on the parties, and the decision may be enforced by either party in any court of competent jurisdiction. Each party will bear its own expenses and an equal share of the expenses of the third arbitrator and the fees, if any, of the CPR. The prevailing party will be entitled to reasonable legal fees and costs, including reasonable expert fees and court or arbitration costs. If the prevailing party rejected a written settlement offer that exceeds the prevailing party’s recovery, the offering party will be entitled to its reasonable legal fees and costs.
          (d) Injunctive Relief. The foregoing notwithstanding, each party will have the right to seek injunctive relief in any court of competent jurisdiction with respect to any alleged breach by the other party of Section 4 hereof or any agreement regarding confidential information contained in any Statement of Work. Such remedy will not be exclusive and will be in addition to any other remedy that a party may have as a result of any such breach.
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          (e) Materiality Threshold. With respect to disputes for charges under any Statement of Work, no dispute may be initiated by a party pursuant to this Section 5 unless the amount in dispute is at least $1,000 in regard to any individual Statement of Work or at least $10,000 in the aggregate (calculated on a monthly basis).
     6. Relationship of Parties
          (a) Independent Contractors. Sprint is an independent contractor in the performance of its obligations under this Agreement. Neither party has any authority to bind the other party or its affiliates with respect to Third Parties.
          (b) No Performance. Neither party undertakes by this Agreement or any Statement of Work to conduct the business or operations of the other party. Nothing contained in this Agreement or any Statement of Work is intended to give rise to a partnership or joint venture between the parties or to impose on the parties any of the duties or responsibilities of partners or joint ventures.
     7. Force Majeure
          Neither party will be in default of its obligations under this Agreement for any delays or failure in performance resulting from any cause or circumstance beyond the party’s reasonable control as long as the non-performing party exercises commercially reasonable efforts to perform its obligations in a timely manner. If Sprint incurs travel, meals or lodging expenses in order to provide Services in a force majeure situation and such expenses exceed the expense authorization limits in Section 2(c) but are otherwise reasonable in light of the circumstances, Sprint will not be required to obtain prior approval of such expenses in order to obtain reimbursement for such expenses from NewCo. If any such occurrence prevents Sprint from providing any of the Services, Sprint must cooperate with NewCo in obtaining, at NewCo’s sole expense, an alternative source for the affected Services, and NewCo is released from any payment obligation to Sprint with respect to the Services during the period of the force majeure. If a force majeure condition continues to prevent a party from performing for more than 60 consecutive days, then the other party may terminate the applicable Statement of Work.
     8. Indemnification
          (a) Indemnification by Sprint. Sprint will indemnify and defend NewCo, and each member of NewCo’s Group, and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “NewCo Indemnitee”) from and against all claims, damages, losses, liabilities, costs, expenses, reasonable attorney’s fees, and court or arbitration costs (“Losses”) arising out of a claim by a Third Party against a NewCo Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of Sprint under or related to this Agreement. Sprint’s obligations under this section will be reduced, but only to the extent that the infringement or violation is caused by (i) Sprint’s implementation of specifications that were provided or requested by NewCo into the Services and such infringement or violation would not have occurred but for Sprint’s implementation of such specifications, or (ii) NewCo’s continued use of infringing Services after Sprint provides reasonable notice to NewCo of the infringement and provides to NewCo non-infringing substitute Services of substantially the same functionality and quality or, if Sprint does not have a commercially reasonable substitute available, has allowed NewCo to terminate without any early termination liability. For any third party claim that Sprint receives, or to minimize the potential for a claim, Sprint may, at its option and expense:
               (1) procure the right for NewCo to continue using the Services; or
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               (2) replace or modify the Services with comparable Services, without material impact on the features, functionality or pricing of the Services and without material impact on Sprint’s ability to meet all agreed service levels for the Services; or
               (3) if the remedies stated in clauses (1) and (2) above are not available on commercially reasonable terms, terminate the Services on reasonable prior notice to NewCo (without the imposition of any early termination penalties on NewCo) and Sprint and NewCo will negotiate, pursuant to Section 5, to reach a written agreement on what, if any, monetary damages (in addition to Sprint’s obligation to defend the claim and pay any damages and attorneys’ fees as required above in this Section 8(a)) are reasonably owed by Sprint to NewCo as a result of NewCo no longer having use of the Services; such damages include, but are not limited to, the reasonable costs incurred by NewCo in finding services to replace the Services being terminated.
          (b) Indemnification by NewCo. NewCo will indemnify and defend Sprint, and each member of Sprint’s Group, and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Sprint Indemnitee”) from and against all Losses arising out of a claim by a Third Party against a Sprint Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of NewCo under or related to this Agreement.
          (c) Intellectual Property Indemnification. Sprint will indemnify and defend the NewCo from and against all Losses arising out of any claim by a Third Party that the deliverables under a Statement of Work and any resulting use or sale of any deliverables constitutes an infringement of any patent, trademark or copyright or the misappropriation of any trade secret. Sprint’s obligations under this Section 8(c) will not apply to the extent that the infringement or violation is caused by:
               (i) modification to a deliverable by NewCo if the modification was not reasonably contemplated by the parties and the infringement or violation would not have occurred but for that modification;
               (ii) the combination of a deliverable by NewCo with other Third Party products if the combination was not reasonably contemplated by the parties and the infringement or violation would not have occurred but for that combination;
               (iii) detailed specifications (e.g. specifying lines of code, as opposed to mere functional specifications for which NewCo is not responsible) that were required by NewCo, if the infringement or violation would not have occurred but for those detailed product specifications; or
               (iv) NewCo’s continued use of infringing software after Sprint provides NewCo with reasonable advance written notice of the infringement and provides non-infringing replacement software to NewCo at no charge.
          (d) Indemnification Procedures.
               (i) The party seeking indemnification (the “Indemnitee”) must give the party from which indemnification is sought (the “Indemnitor”) prompt notice when it comes to the Indemnitee’s attention that the Indemnitee has suffered or incurred, or is reasonably likely to suffer or incur, any Losses for which it is entitled to indemnification. The notice will include, when known, the facts constituting the basis for the Third Party claim in reasonable detail. Failure by the Indemnitee to so notify the Indemnitor will not relieve the Indemnitor of any liability under this Agreement except to the extent that the failure prejudices the Indemnitor in any material respect.
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               (ii) An Indemnitor may elect to defend (and, unless the Indemnitor has specified any reservations or exceptions, to seek to settle or compromise), at the Indemnitor’s own expense and by the Indemnitor’s own counsel any Third Party claim. Within 30 days of receipt of the notice (or sooner, if the nature of the Third Party claim so requires), Indemnitor will notify Indemnitee, in writing, whether Indemnitor will assume responsibility for defending the Third Party claim, which election will specify any reservations or exceptions. If after notice from the Indemnitor of its election to assume the control of the defense the Third Party claim, the Indemnitee is advised by counsel that because of the facts underlying, or defenses related to the Third Party claim there is or is reasonably likely to develop a conflict of interest for counsel representing both the Indemnitor and Indemnitee in the Third Party claim, then the Indemnitee may select and retain separate counsel, the reasonable fees and expenses of which will be paid by the Indemnitor. If no conflict of interest exists or is likely to develop, the Indemnitee shall nevertheless have the right to select and retain separate counsel but the fees and expenses of that counsel will be the expense of the Indemnitee. In either case, the Indemnitee and its counsel will be allowed to participate in (but not control) the defense, compromise or settlement of the Third Party claim. The Indemnitor will not have the right to admit liability on behalf of the Indemnitee and will not compromise or settle a Third Party claim without the express prior written consent of the Indemnitee unless the compromise or settlement solely involves the payment of money by the Indemnitor. If the Indemnitor has elected to assume the defense of the Third Party claim, but has specified, and continues to assert, any reservations or exceptions in the notice, then, in any case, the reasonable fees and expenses of one separate counsel for all Indemnitees will be borne by the Indemnitor.
               (iii) If an Indemnitor elects not to assume responsibility for defending a Third Party claim or fails to notify an Indemnitee of its election as provided in Section 8(d)(ii), the Indemnitee may defend the Third Party claim at the cost and expense of the Indemnitor.
               (iv) Unless the Indemnitor has failed to assume the defense of the Third Party claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party claim without the consent of the Indemnitor.
               (v) No Indemnitor will consent to entry of any judgment or enter into any settlement of the Third Party claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or non-monetary relief to be entered, directly or indirectly, against any Indemnitee.
     9. Warranties
          (a) Mutual Representations and Warranties.
               (i) Each party represents and warrants to the other party that (1) it is validly existing, in good standing, and is qualified to do business in each jurisdiction where it will conduct business under this Agreement; (2) the signing, delivery and performance of this Agreement by the party has been properly authorized; and (3) no claims, actions or proceedings are pending or, to the knowledge of the party, threatened against or affecting the party that may, if adversely determined, reasonably be expected to have a material adverse effect on the party’s ability to perform its obligations under this Agreement.
               (ii) Each party represents and warrants to the other party that the execution, delivery, or performance of this Agreement will not (1) violate any existing law, regulation, order, determination or award of any governmental authority or arbitrator, applicable to the party; and (2) violate
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or cause a breach of the terms of the party’s governing documents or of any material agreement that binds the party.
          (b) General Warranties. Sprint warrants that (i) the Services will be provided in a workmanlike manner; and (ii) Sprint will use an adequate number of personnel to perform the Services and the personnel utilized by Sprint will possess suitable training, education, experience and skill to perform the Services. Any additional warranties regarding the Services and associated deliverables will be negotiated and addressed in the applicable SOW.
          (c) Disclaimer of Warranties. EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT OR EXCEPT FOR ANY EXPRESS WARRANTIES AGREED TO IN A STATEMENT OF WORK, SPRINT MAKES NO WARRANTIES EXPRESS OR IMPLIED, IN CONNECTION WITH ANY GOODS OR SERVICES PROVIDED TO NEWCO UNDER THIS AGREEMENT.
     10. Limitation of Liability
          (a) Direct Damages. In no event will a party’s aggregate liability for direct damages for breach of this Agreement exceed the higher of $10 million, or the total Fees payable by NewCo to Sprint under this Agreement during the 12 months prior to the month in which the event giving rise to liability occurred, except that this limitation on liability will not apply to any damages resulting from:
(i) Losses for which a party has an obligation of indemnity under this Agreement;
(ii) damages resulting from any act or omission of a party that constitutes gross negligence, willful misconduct or fraud; or
(iii) damages resulting from any breach of Section 4 (Confidential Information) or Section 8 (Indemnification) of this Agreement by a party.
          (b) Consequential Damages. Neither party will be liable to the other for consequential, indirect or punitive damages for any cause of action, whether in contract, tort or otherwise, except for:
               (i) Losses for which a party has an obligation of indemnity under this Agreement; or
               (ii) damages resulting from a breach of Section 4 (Confidential Information) of this Agreement by a party; or
               (iii) reasonable attorney’s fees incurred in order to enforce the other party’s obligations under Section 8 of this Agreement.
Consequential damages include, but are not limited to, lost profits, lost revenue, and lost business opportunities, whether the other party was or should have been aware of the possibility of these damages.
     11. Assignment
          This Agreement is binding on, inures to the benefit of, and is enforceable by Sprint, NewCo, the members of their Groups (so long as they remain in the Group and thereafter as provided in this Agreement), and their respective successors, legal representatives and permitted assigns, in accordance with this Section 11. Except as provided in Section 1(c), no assignment of this Agreement or
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of any rights or obligations under this Agreement, in whole or in part, may be made by either party without the prior written consent of the other party, except that either party may (i) assign this Agreement to any member of its Group (but only for so long as the assignee remains a Group member) or (ii) assign this Agreement to a successor entity that results from a merger, acquisition or sale of all or substantially all of the party’s assets. Such a delegation does not relieve the delegating party of its obligations under this Agreement. Any attempted assignment without the required consent is void.
     12. Compliance with Laws
          Sprint and NewCo must each comply with the provisions of all applicable federal, state, and local laws, ordinances, regulations and codes (including procurement of required permits or certificates) in fulfillment of their obligations under this Agreement.
     13. Mutual Cooperation
          (a) Mutual Cooperation. The parties and their respective subsidiaries, affiliates, subcontractors and consultants providing or receiving services under this Agreement must cooperate with each other in connection with the performance of the Services under this Agreement, including producing on a timely basis all Confidential Information that is reasonably requested with respect to the performance of Services and the transition of Services at the end of the term of this Agreement, except that the cooperation must not unreasonably disrupt the normal operations of the parties and their respective subsidiaries and affiliates.
     (b) SOX Access.
               (i) If requested by NewCo, Sprint will permit NewCo reasonable access, upon reasonable advance notice, to Sprint’s books, records, accountants, accountants’ work papers, personnel and facilities for the purpose of NewCo’s testing and verification of the effectiveness of Sprint’s controls with respect to the Services as is reasonably necessary to enable the management of NewCo to comply with its obligations under §404 of the Sarbanes Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, “SOX §404”) and to enable NewCo’s independent public accounting firm to attest to and report on the assessment of the management of NewCo in accordance with SOX §404 and Auditing Standard No.2, as adopted by the Public Company Accounting Oversight Board (“Auditing Standard No. 2”), or as required by NewCo’s external auditors. In lieu of providing such access, Sprint may, in its sole discretion, instead furnish NewCo with a type II SAS 70 report. Sprint is not required to furnish NewCo access to any information other than information that relates specifically to the Services.
               (ii) Without limiting the generality of, and in order to give effect to, the foregoing provisions of Section 13(b)(i):
                    (A) the Parties will cooperate to identify the significant processes of NewCo for purposes of Auditing Standard No. 2 and used by Sprint in connection with the provision of the Services to NewCo under this Agreement;
                    (B) Sprint will develop and maintain comprehensive procedures to adequately test, evaluate and document the design and effectiveness of its controls over its significant processes;
                    (C) in the event any deficiencies are found as a result of the testing, Sprint and NewCo will cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate
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compensating controls;
                    (D) in connection with providing the access contemplated by Section 13(b)(i), Sprint will cooperate and assist NewCo’s auditors in performing any process walkthroughs and process testing that such auditor may reasonably request of the significant processes; and
                    (E) in the event that Sections 13(b)(ii)(A)-(D) do not reasonably enable NewCo to comply with its obligations under SOX §404 and enable NewCo’s registered public accounting firm to attest to and report on the assessment by the management of NewCo in accordance with SOX §404 and Auditing Standard No. 2, then upon reasonable notice, NewCo will be permitted to conduct, at its own expense, an independent audit of Sprint’s controls with respect to the Services solely to the extent necessary to accomplish such purpose or purposes.
     14. Permits
          Unless otherwise specifically provided for in this Agreement, Sprint must obtain and keep in full force and effect, at its expense, any permits, licenses, consents, approvals and authorizations from governmental agencies and other Third Parties (“Permits”) necessary for and incident to the performance and completion of the Services. Notwithstanding the foregoing, NewCo must obtain and keep in full force and effect, at its expense, any Permits related to its facilities and the conduct of its business.
     15. Trademarks, Tradenames and Other Intellectual Property
          Except as specified in Exhibit T to the TAPM, “Intellectual Property Rights Agreement,” nothing in this Agreement or any Statement of Work gives authority to one party to use the name, trademarks, service marks, trade names or domain names of the other party for any purpose whatsoever. Nothing in this Agreement or any Statement of Work will be deemed to grant to either party any right or license under any intellectual property of the other party unless the right or license is expressly granted herein or therein.
     16. Termination
          (a) Termination for Breach. Either party may terminate or cancel any Statement of Work for a material breach or default of any of the terms, conditions or covenants of this Agreement or such Statement of Work by the other party, except that the termination or cancellation may be made only after the expiration of a 30 day period during which the breaching party has failed to cure the breach after having been given written notice thereof and the dispute resolution procedures in Section 5 have been exhausted (“Cure Period”). In that event, the non-breaching party may terminate by giving 10 days written notice of termination to the other party after the expiration of the Cure Period.
          (b) Termination for Convenience. (a) NewCo may terminate this Agreement or any Statement of Work during the Term of this Agreement for convenience on at least 120 days prior written notice to Sprint. If NewCo terminates under this section before the end of the Term, NewCo must reimburse Sprint for all Sprint Costs that have been incurred by Sprint after the execution of this Agreement as a direct result of Sprint’s provision of Services under this Agreement (less that portion of the amortized costs and prepaid Fees already paid by NewCo), provided that NewCo is entitled to any right, license or title related to any equipment or software delivered to NewCo to the extent Sprint has received the applicable Fees from NewCo and has the ability to convey the right, license or title.
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          (c) Change of Control.
               (i) Other than as permitted under Section 11 (Assignment) above, if at any time during the Term, a Competitor of Sprint acquires a Controlling interest in NewCo, Sprint and NewCo agree to renegotiate pricing of any or all of the Services being delivered by Sprint within 90 days following the change in Control to a Competitor of Sprint. If the parties are unable to reach agreement on new pricing within 90 days, Sprint reserves the right to terminate this Agreement with 180 days’ advance written notice.
               (ii) If Sprint is acquired by a Third Party, NewCo will have the opportunity to bid on divested or abandoned assets.
          (d) Transition. In the event of any termination or expiration of the Agreement or any Order or SOW, Sprint will cooperate reasonably in the orderly wind-down of the Services being terminated or transitioned to another service provider. Sprint will provide a transition period for Services not to exceed one hundred twenty (120) days, and NewCo shall pay Sprint for any Services associated with such transitional period at prices no higher than quoted under this Agreement, unless the parties mutually agree to a longer time period. If NewCo initially designates a transition period of less than one hundred twenty (120) days, it may unilaterally subsequently extend the transition period up to the maximum period of one hundred twenty (120) days with five (5) calendar days’ notice to Sprint. NewCo may, in its discretion, terminate the transition period at any time by giving written notice to Sprint. During the transition period, the Parties will continue to be bound by and perform in accordance with the Agreement and all applicable SOWs and Orders, except that Sprint may reduce designated support services, if any, in proportion to the level of Services installed. If NewCo is in material default of its payment obligations at the time it requests a Transition Period, Sprint may require the account to be brought current or a deposit from NewCo before providing transition services over more than a 30-day period.
     17. Notice
          Unless otherwise set forth in a Statement of Work with respect to the Statement of Work, all notices or other communications under this Agreement must be in writing and the parties deem them to be duly given (i) when delivered in person, (ii) on transmission via confirmed facsimile transmission, if the transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier, or (iii) two days after deposit with a private express mail courier, in any the case addressed as follows:

To Sprint:

Fax:

Attention:

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With a copy to:
Sprint Nextel Corporation
Legal Department
2001 Edmund Halley Drive
M/S VARESPO402
Reston, VA 20191
Fax: 703-433-8202
Attention: Commercial Law Group

To NewCo:
NewCo LLC
4400 Carillon Point
Kirkland, WA 98033
Fax: (425) 216-7776

With a copy to:

Fax:

Attention:

Any party may, by notice to the other party, change the address or individuals to which the notices are to be given. Any notice to Sprint will be notice to all members of the Sprint Group, and any notice to NewCo will be notice to all members of the NewCo Group.
     18. Amendment; Waiver
          This Agreement may be amended or supplemented at any time only by written instrument duly executed by each party hereto. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof but only by a written instrument signed by the party waiving the terms or conditions. The waiver of any provision is effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise and no delay in exercising, any right or power under this Agreement will operate as a waiver thereof.
     19. Severability
          Where any provision of this Agreement is declared invalid, illegal, void or unenforceable, or any changes or modifications are required by regulatory or judicial action, and any such invalid, illegal, void or unenforceable provision, or such change or modification, substantially affects any material obligation of a party hereto, the remaining provisions of this Agreement will remain in effect and the parties must mutually agree on a course of action with respect to the invalid provision or the change or modification to the end that the purposes and intent of this Agreement are carried out.
     20. Survival of Obligations
          The provisions in the Agreement relating to Confidential Information, Indemnification, Dispute Resolution, Termination, Compensation and Billing, Limitation of Liability, Warranties, and Trademarks, Tradenames and Other Intellectual Property survive any termination, cancellation or expiration of this Agreement.
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     21. Applicable Law
This Agreement is governed, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to its conflict of law principles. Venue and jurisdiction shall be in the state courts of Delaware and the United States Courts for the District of Delaware.
     22. No Unreasonable Delay or Withholding
          Where agreement, approval, acceptance, consent or similar action by NewCo or Sprint is required, the action must not be unreasonably delayed or unreasonably withheld.
     23. Third Party Beneficiary Rights
          This Agreement is solely for the benefit of Sprint, NewCo and the members and former members of their Groups. With the exception of the parties to this Agreement, there exists no right of any Third Party (including any employees of any Sprint Group member or any NewCo Group member) to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.
     24. Specific Performance and Other Remedies
          Each party acknowledges that the rights of each party to consummate the Transactions are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party or parties may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by the party in this Agreement, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, institute and prosecute an Action in any court of competent jurisdiction to enforce specific performance of the covenant or agreement or seek any other equitable relief.
     25. Priority of Agreements
          If there is a conflict between any provision of this Agreement and the TAPM (or any other agreement referred to in the TAPM), the provisions of this Agreement will control.
     26. Counterparts
          This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one instrument. Each counterpart may consist of several copies each signed by less than all, but together signed by all, the parties.
     27. Rules of Construction
          This Agreement will be fairly interpreted in accordance with its terms and without any construction in favor of or against either party.
     28. Further Assurances
          At the request of the other, each party will execute and deliver or cause the members of its Group to execute and deliver any further documents reasonably necessary to facilitate the performance of the Services, including but not limited to letters of agency.
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     29. Entire Agreement
          This Agreement represents the entire understanding between the parties with the respect to the provision and receipt of the Services, and the provisions hereof and thereof cancel and supersede all prior agreements or understandings, whether written or oral, with respect to the Services. Pre-printed or similar terms and conditions appearing in any purchase order will have no force and effect. This Agreement is deemed to include all of the Statements of Work attached hereto, each of which is incorporated herein as if an original part of this writing.
[Signature Page Follows]
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their authorized representatives.

NEWCO LLC

By:

Name:
Title:
Date:

SPRINT SOLUTIONS, INC.

By:

Name:
Title:
Date:
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Schedule A
Services Applications Inventory

Major Application Area
HR/Supply Chain/Finance Apps (ERP)
Portal
Device Management
Identity Management
Enterprise Application Integration
Data Warehouse
Credit/Address Check
IT Help Desk	[*****]
Care Knowledge Management
Service and Repair
Inventory Management
Coverage Maps
Customer Trouble Management
Service Outage Notifications
Fraud
Number Resource Management
Network Operations Support (OSS)
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Schedule B
Statement of Work Template
This Statement of Work No.       (“SOW”) is effective as of                      (“SOW Effective Date”) and pursuant to the IT Master Services Agreement between Sprint Solutions, Inc. (“Sprint”) and NewCo LLC (“NewCo”) dated           , 2008 (“the Agreement”).

SOW Snapshot
NewCo Sponsoring Organization:
Vice President of Organization:
NewCo Project Manager for this Engagement:
Program/Project Name:
SOW Total Not to Exceed:
Provider Personnel On-Site (Y/N):
NewCo Software Tools Utilized?
Software Code Delivered?

Sprint POC
Contact Name:
Phone Number:
FAX to send PO:
Email:
The parties agree as follows:
1.0	GENERAL
This SOW incorporates the terms and conditions of the Agreement. Except as otherwise indicated, capitalized terms in this SOW have the same meaning as defined in the Agreement. If there is a conflict between the terms of the Agreement and this SOW, the Agreement will control unless otherwise expressly stated in this SOW.
2.0	TERM AND TERMINATION
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2.1	The term of this SOW begins on the SOW Effective Date and ends on the earlier of (a) the date on which the parties agree all Services are completed, (b) the expiration of the term as set forth in the table below, or (c) termination by NewCo in accordance with Section 2.2 below:

PLATFORM/APPLICATION	TERM

2.2	NewCo may terminate the Services in accordance with the table below:

PLATFORM/APPLICATION	TERMINATION NOTICE

3.0	SCOPE OF SERVICES AND DELIVERABLES
Subject to the terms and conditions of the Agreement, beginning on the Effective Date, Sprint will provide the Services described in this SOW, which may include but is not limited to the interim support for, and migration of, selected Information Technology (IT) platforms Sprint currently operates or will share with NewCo, including but not limited to:
•	NewCo-owned Hardware and Software platforms (transferred from Xohm) with data center services (facilities and labor) provided by the Sprint data centers;

•	Shared Platforms using co-mingled platforms of NewCo and Sprint; or

•	Sprint-owned Hardware and Software platforms used by NewCo.
The Services, as further described in Section 5 below, may be supplemented, enhanced, modified or replaced pursuant to the Change Order process in Exhibit A, or by Section 1(d) Additional Services, of the Agreement.
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4.0	SERVICE PERFORMANCE LOCATION
Services performed by Sprint will be conducted in Herndon, VA and other sites as mutually agreed to by the parties.
5.0	SPRINT RESPONSIBILITIES
5.1	Service Levels — See Exhibit B.

5.2	Reports and Meetings

5.3	Roles and Responsibilities — See Exhibit C
6.0	NEWCO RESPONSIBILITIES
NewCo will be responsible for the following:
7.0	ACCEPTANCE
NewCo will have the right to inspect and either accept or reject the Services detailed in this SOW within       Business Days of completion of the Services.
8.0	COMPENSATION
8.1	Rates/Fees. Upon completion of the Services, Sprint may invoice NewCo the applicable Fees, calculated as follows:

8.2	Expenses. Travel and other expenses incurred during the performance of this SOW are eligible for reimbursement, pursuant to the applicable provisions of the Agreement [and shall not exceed $ ].

8.3	SOW Total Not to Exceed Amount. The total amount invoiced under this SOW, inclusive of Fees and Expenses, will not exceed $ .
9.0	CHANGES IN SCOPE
All changes to this SOW require a written Change Order that must be executed by authorized representatives of Sprint and NewCo, prior to any change of scope being authorized.
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10.0	PROJECT MANAGEMENT AND PERSONNEL
10.1	The Sprint Project Manager for Services related to this SOW is as follows:

Provider Project Manager
Phone Number(s)
Fax Number(s)
Email Address
10.2	Other Sprint Key Positions for Services related to this SOW are as follows:

Name	Title	Function

10.3	The NewCo project manager for Services related to this SOW is as follows:

NewCo project manager
Phone Number(s)
Fax Number(s)
Email Address
11.0	OTHER DOCUMENTS
The following attachments to this SOW are incorporated by reference:
12.0	ENTIRE AGREEMENT
This SOW and the Agreement, together with attachments, constitute the entire Agreement between NewCo and Sprint with respect to the Services and deliverables defined in this SOW.
[Signature Page Follows]
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SIGNED:

NEWCO, LLC	SPRINT SOLUTIONS, INC.
(signature)	(signature)
(print name)	(print name)
(title)	(title)
(date)	(date)
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EXHIBIT A TO SOW — CHANGE ORDER PROCESS AND FORM
The following procedures will be observed for all Change Orders:
1.	Either party may request a Change Order but all Change Orders must be in writing in the form attached hereto as Exhibit A-1.

2.	Change Order requests will be processed as soon as reasonably possible but requests outstanding more than 10 days shall expire.

3.	Change Orders will include the following:
a.	A description of any additional work to be performed and/or any changes to the performance required of either party.

b.	A statement of the impact of the work or changes on the scope of services or other requirements of the Agreement.

c.	The estimated timetable to complete the work specified in the Change Order and the impact, if any, on the delivery schedule, pricing and payments.

d.	Specific individuals with management or coordination responsibilities for Sprint and NewCo.

e.	The documentation to be modified or supplied as part of the work.

f.	Estimated cost of additional work to NewCo and/or hourly rates to be charged.

g.	Licenses — Describe extent and restrictions of licenses using application/platform

h.	Definitions — List any terms and definitions required for agreement clarity.
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EXHIBIT A-1 TO SOW
CHANGE ORDER FORM
1.	Describe services or changes requested (attach additional pages if necessary)

2.	Change Order requested by:

NewCo	Sprint

Name

Authorized Signature

Date

3.	Modifications, clarifications or supplements to description of services or changes requested in paragraph 1, above, if any (attach additional pages if necessary).

4.	Assignment of additional employees and resources (attach additional pages if necessary).

5.	Impact on price delivery schedule, payment schedule and scope of services (attach additional pages if necessary).
Acceptance or Rejection

Sprint Solutions, Inc.:

By:	Date:

Name:

Title:

Accepted:	Rejected:

NewCo:

By:	Date:

Name:

Title:

Accepted:	Rejected:

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EXHIBIT B TO SOW — SERVICE LEVELS
1.0.	Service Provided, Availability and Support
1.1.	Service Level Objective
          The standard service level objective for all work under this SOW is the level of service and remedies that Sprint IT currently provides to its internal customers within the Sprint Group. Higher service level objectives, if mutually agreed to by Sprint and NewCo, will be provided, usually at an additional charge to NewCo. When higher service level objectives have been agreed to, they will be listed here.
1.2.	Hours of Availability and Maintenance Windows

1.3.	Hours of Support

1.4.	Constraints on Availability

1.5.	Contacting Support

1.6.	NewCo Support Center Response Times

1.7.	Severity Definitions and Chart

1.8.	NewCo Notification

1.9.	NewCo Escalation Contact List
2.0.	NewCo Responsibilities

3.0.	Performance and Service Level Reviews

4.0.	Change Control

5.0.	Security Standards and Policies

6.0.	Business Continuity Plan

7.0.	Dispute Resolution for Service Impacting Outages or Failure to Perform

8.0.	Metrics and Reports

9.0.	Definitions
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EXHIBIT C TO SOW — ROLES AND RESPONSIBILITIES MATRICES
Attached are the On-going Roles and Responsibilities Matrixes (collectively, the “Ongoing Roles and Responsibilities Matrices”). Capitalized terms not defined in Ongoing Roles and Responsibilities Matrices shall have the meanings set forth in this SOW or the Agreement. The level of each Party’s responsibility with respect to each of the obligations set forth in the Ongoing Roles and Responsibilities Matrices is specified by the insertion of the letter “O”, “P” or “V” adjacent to such obligation and beneath such Party’s name. The letter “O” indicates that a Party “Owns” overall and ultimate accountability for completion of a task. The letter “P” indicates that a Party has a “Participation” role with respect to a task, and that a Party designated “O” may require such Party to provide certain resources or perform tasks that may be necessary for the overall task to be completed, in an amount that is commercially reasonable, under the circumstances. Both Parties will communicate in an on-going fashion when the “P” is a necessity. The letter “V” indicates that a Party has “Visibility” with respect to a task, and that such Party has the right, but not the obligation, to contribute, provide resources or review the process for completion of a task. The absence of any letter indicates that a Party shall have no right to have an input or any obligation with respect to a task.
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Item	Task Description	Sprint	NewCo	Notes